File No. 333-

As filed with the Securities and Exchange Commission on September 28, 2012

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PENTAIR LTD.

(Exact name of Registrant as specified in its charter)

Switzerland	98-1050812
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Freier Platz 10

CH-8200 Schaffhausen, Switzerland

41-52-630-48-00

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

PENTAIR LTD. 2012 STOCK AND INCENTIVE PLAN

(Full title of the plan)

Copy to:

Angela D. Lageson

Senior Vice President, General Counsel and Secretary

Pentair Management Company

5500 Wayzata Boulevard, Suite 800

Golden Valley, Minnesota 55416-1259

(763) 545-1730

(Name, address and telephone number of agent for service)

Benjamin F. Garmer, III John K. Wilson Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, Wisconsin 53202 (414) 271-2400

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Shares, Par Value CHF 0.50	10,500,000 shares	$43.87	$460,635,000	$46,253

(1)	Amount to be registered consists of an aggregate of 10,500,000 common shares of Pentair Ltd. (the “Company”) to be issued pursuant to the grant or exercise of awards to participants under the Pentair Ltd. 2012 Stock and Incentive Plan (the “2012 Plan”). Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of common stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the 2012 Plan.
(2)	Determined in accordance with Rules 457(c) and 457(h), the registration fee calculation is based on the average of the high and low prices of the common shares of Pentair, Inc. (the predecessor to Pentair Ltd.) as reported on the New York Stock Exchange on September 24, 2012.
(3)	Filing fees of $6,536 were previously paid in connection with unsold securities registered under a registration statement on Form S-8 (Registration No. 333-168377) initially filed on July 29, 2010. Accordingly, pursuant to Rule 457(p) under the Securities Act of 1933, the Company is offsetting $6,536 of previously paid filing fees against the total filing fee of $52,789 due in connection with the filing of this Registration Statement.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this registration statement will be sent or given to participants in the 2012 Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, filed by Pentair, Inc. (“Pentair”) or its successor registrant, Pentair Ltd. (hereinafter referred to as the “Company” or the “Registrant”), with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference and deemed to be a part hereof:

(a) Pentair’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended on Form 10-K/A;

(b) Pentair’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012 and June 30, 2012;

(c) Pentair’s Current Reports on Form 8-K dated March 28, 2012, March 30, 2012, April 24, 2012, April 25, 2012, May 30, 2012, July 24, 2012, July 31, 2012, August 20, 2012, August 30, 2012, September 14, 2012, September 18, 2012 and September 21, 2012;

(d) The Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2012;

(e) The Company’s Current Reports on Form 8-K dated August 8, 2012, September 10, 2012, September 14, 2012, , September 18, 2012, September 24, 2012 and September 28, 2012; and

(f) The description of the Company’s common shares included in Exhibit 99.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 28, 2012.

All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers

The Company’s articles of association provide that it will indemnify and hold harmless, to the fullest extent permitted by Swiss law, the existing and former members of the board of directors and officers from and against all costs, charges, losses, damages and expenses actually incurred in connection with any threatened, pending or completed actions, suits or proceedings—whether civil, criminal, administrative or investigative—by reason of the fact that such individual was a director or officer; provided, however, that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree of a court or governmental or administrative authority of competent jurisdiction not subject to appeal, to have committed an intentional or grossly negligent breach of his statutory duties as a member of the board of directors or officer.

The Company maintains insurance to reimburse the Company’s directors and officers and those of the Company’s subsidiaries for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of the Company or any of the Company’s subsidiaries.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

See the Exhibit Index, which is incorporated herein by reference.

Item 9. Undertakings

(a) The undersigned Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

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Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement; and

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

3

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Golden Valley, State of Minnesota, on September 28, 2012.

PENTAIR LTD.

By:	/s/ John L. Stauch
John L. Stauch
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities listed below on September 28, 2012.

SIGNATURE	TITLE

/s/ Randall J. Hogan	Chairman and Chief Executive Officer (Principal Executive Officer)
Randall J. Hogan

/s/ John L. Stauch	Executive Vice President and Chief Financial Officer
John L. Stauch	(Principal Financial Officer)

/s/ Mark C. Borin	Corporate Controller and Chief Accounting Officer
Mark C. Borin	(Principal Accounting Officer)

*	Director
Leslie Abi-Karam

*	Director
Glynis A. Bryan

*	Director
Jerry W. Burris

*	Director
Carol Anthony (John) Davidson

*	Director
T. Michael Glenn

*	Director
Charles A. Haggerty

*	Director
David H. Y. Ho

*	Director
David A. Jones

*	Director
Ronald L. Merriman

*	Director
William T. Monahan

*By	/s/ Angela D. Lageson
Angela D. Lageson
Attorney-in-fact

S-1

EXHIBIT INDEX

TO

REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Amended and Restated Articles of Association of Pentair Ltd. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated September 28, 2012)

4.2	Organizational Regulations of Pentair Ltd. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K dated September 28, 2012)

4.3	Pentair Ltd. 2012 Stock and Incentive Plan (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 filed on September 28, 2012)

5	Opinion of Bär & Karrer AG

23.1	Consent of Bär & Karrer AG (included in Exhibit 5)

23.2	Consent of Deloitte & Touche LLP relating to the audited financial statements of Pentair, Inc.

23.3	Consent of Deloitte & Touche LLP relating to the audited combined financial statements of Tyco Flow Control International Ltd. and the Flow Control Business of Tyco International Ltd.

24	Powers of Attorney